Exhibit 10.6

LOAN AGREEMENT
(For loan only with market interest rate)
This is an English translation of the original Japanese text and is for the convenience purpose only, and, therefore, in case of any discrepancy or conflict between the original Japanese text of this Agreement and this translation, the former shall always prevail.
10 17, 2013
To: Sumitomo Mitsui Banking Corporation
Debtor:
Address:             /s/ Masahiko Nagasawa
Name:
Unconditional Guarantor:
Address:             Do Not Sign Here
Name:
Unconditional Guarantor:
Address:             Do Not Sign Here
Name:
Article 1. Terms of Loan
The debtor (the “Debtor”) hereby agrees to borrow money (the “Loan”) from Sumitomo Mitsui Banking Corporation (the “Bank”) in accordance with the following terms, upon agreeing that the provisions of this Agreement and those of the Agreement on Bank Transactions between the Debtor and the Bank apply to the Loan.
Terms of Loan
¥ 4 0 0 0 0 0 0 0 0 0
1. Loan Amount
2. Purpose of Loan (Circle the applicable item. If the Debtor circles “Other”, fill in the blank with details.): Operations; Facilities; Account Settlement and Bonus; Seasonal Demand; Other (            )
3. Loan Date: 10 21, 2013
4. Final Repayment Date: 10 21, 2014
5.(            ) The Debtor uses a guarantee by a credit guarantee association (Shinyo Hosho Kyokai). (Fill in the blank with “O” if applicable)

Base Interest Rate, Loan Interest Rate, Interest Period, Repayments and Interest Payments 6. Base Interest Rate (Circle the applicable interest rate with “O”. If the Debtor circles “Other”, fill in the blank with details.) ☐ Interest rate that can be procured by the Bank in the short-term money markets for each applicable interest period two (2) business days prior to the commencement of each such interest period ☒ Other (Zengin kyo kokunai JPY 3 month tibor) 7. Loan Interest Rate Interest rate equal to the Base Interest Rate plus an interest-rate spread of 1.50% which has been determined upon consultation between the Debtor and the Bank (calculated on the basis of a 365 day year for the actual number of days elapsed) 8. Interest Period (If the Loan period is no more than one (1) year and the interest period is not subdivided, please cross out the boxes with a diagonal line.) An interest period shall be a period from the first day of such interest period to (and including) the first day of the next succeeding interest period (except for the first interest period, the relevant Loan interest rate in respect of an interest period shall be applied from the day next following the first day of such interest period). With the first day of the initial interest period being the Loan date and the first day of the second interest period being 1 21, 2014, and thereafter the 21 day of the month occurring in every 3 months shall be the first day of the each subsequent interest period. If the first day of an interest period falls on a day which is not a business day, the applicable authorized withdrawal date set forth in paragraph 11 of this Article shall be treated as the first day of that interest period. 9. Repayment and Interest Payments
Repayment Dale and Repayment Interval Number of Times Amount of Each Repayment Principal Each Repayment First Repayment _______________ ________, 20_____ yen Second and Subsequent Repayments From __________, 20_____ through _________, 20____; the____ day of each ___ months times yen From __________, 20_____ through _________, 20____; the____ day of each ___ months times yen From __________,20_____ through _________, 20____; the____ day of each ___ months times yen From __________, 20_____ through_________, 20____; the____ day of each ___ months times yen Repayment of Increased Amount From __________, 20_____ through _________, 20____; the____ day of each ___ months times yen Final Repayment Final repayment date 40000.000 yen Interest Payment Advance Payment Deferred Payment (Circle the applicable payment.) Payment Interval for Second and Subsequentpayment dates Every 3 months First Payment Date 1 21, 2014 Second Payment Date 4 21, 2014 Subsequent Payment Each on 21 day

(Seal impression)	f The Debtor hereby acknowledges the receipt of a document separately explaining the settlement money set forth in Articles 6 and 7.

Authorized Withdrawal of Principal and Interest

10.	Loan-receiving Account and Settlement Account (in the Debtor’s name)

Branch Name (Name of the branch that holds such account):

Type of Deposit (Circle the applicable item):	1. Current deposit

Account Number:	2. Ordinary deposit

Account Holder’s Name: Debtor (	)

(If the account holder’s name is the trade name, etc., fill in the blank with the official name.)

11.	Authorized withdrawal date (Circle the applicable withdrawal date from amoung the following (1), (2) and (3) with “O”.):

The agreed date set forth in paragraph 9 above; provided, that if any such day falls on a day which is not a business day, the: ☐ (1) immediately preceding business day; ☐ (2) immediately following business day; or ☐ (3) immediately following business day (or immediately preceding business day if the immediately following business day falls in the next following month).

Article 2. Interest and Damages

1.	The Debtor shall pay interest in the following manner:

(1) If the interest payment method is advance payment:

On each interest payment date set forth in Article 1, subparagraph 9, the Debtor shall pay interest in advance for the period from (and including) the day next following such interest payment date (or from (and including) the Loan date with respect to the initial interest payment date) to (and including) the next following interest payment date or, as applicable, to (and including) the final repayment date. If an interest payment date falls on a day which is not a business day, the provisions of this subparagraph shall be applied mutatis mutandis by regarding the applicable authorized withdrawal date as set forth in Article 1, subparagraph 11 as the interest payment date. The Loan interest rate shall be the rate set forth in Article 1, subparagraph 7, and shall be calculated on the basis of a 365 day year for the actual number of days elapsed.

(2) If the interest payment method is deferred payment:

On each interest payment date set forth in Article 1, subparagraph 9 and on the final repayment date, the Debtor shall pay interest in arrears for the period from (and including) the day next following the preceding interest payment date (or from (and including) the next following day of the Loan date with respect to the initial interest payment date) to (and including) such date. If an interest payment date falls on a day which is not a business day, the provisions of this subparagraph shall be applied mutatis mutandis by regarding the applicable authorized withdrawal date as set forth in Article 1 subparagraph 11 as the interest payment date. The Loan interest rate shall be the rate set forth in Article 1, subparagraph 7, and shall be calculated on the basis of a 365 day year for the actual number of days elapsed.

2.	In the event that the payment of the Debtor’s debts hereunder is delayed, the Debtor shall pay default interest at the rate of fourteen percent (14%) per annum of the amount that should have been paid. In such case, the calculation shall be made on the basis of a 365 day year for the actual number of days elapsed.

Article 3. Authorized Withdrawal for Repayment/Payment of Principal and Interest from Deposit

1.	On each agreed payment date set forth in Article 1, subparagraph 9 (an “Agreed Payment Date”), principal and interest without giving any notice, and apply it to the payment of the debt of the Debtor then due hereunder.

2.	In the event that the amount standing to the credit in the Settlement Account is less than the amount of principal and interest to be paid on an Agreed Payment Date, the Debtor shall make no objection that the Bank suspends the authorized withdrawal set forth in the preceding paragraph by treating that the full amount of debts has not been repaid or paid. Further, in the event that the Debtor can not perform the repayment/payment obligation on an Agreed Payment Date and pays such debt on a later date, the Bank is hereby authorized to withdraw from the Settlement Account the aggregate amount of the amounts of principal and interest and the amount equivalent to the default interest set forth in Article 2, paragraph 2.

3.	In relation to the procedures set forth in the preceding two (2) paragraphs, in the event that the Debtor requests the Bank to make authorized withdrawal from the Settlement Account with respect to any debt other than the debt hereunder, or there is any other agreement on the payment by the Debtor to the Bank, the priority of the payment or repayment shall be determined at the Bank’s sole discretion, and the Debtor shall not make any objection to such decision.

Article 4. Changes in Terms of Loan

1.	The Debtor may not change any subparagraph of Article 1 (the “Terms of Loan”) during the Loan period under this Agreement.

2.	In the event that where the Debtor changes the Terms of Loan with the Bank’s approval due to unavoidable circumstances, if the rate of return from reinvestment would fall short of the interest rate serving as the basis of the Loan interest rate during the Loan period (meaning the interest rates determined from deals between the Bank and the markets) with respect to the amounts of the Loan for the time being outstanding, the Debtor shall pay a settlement money equal to the amount calculated by multiplying the Loan for the time being outstanding by the difference between such interest rates and farther multiplying the remaining number of days of the Loan and divided by 365 and discounted to the current value. However, if a change in the Terms of Loan is prepayment of a part of the outstanding balance of the Loan, the Debtor shall pay a settlement money equal to the amount resulting from the aforementioned calculation only with respect to the amount that needs to be reinvested by the Bank in inter-bank markets.

3.	In the preceding paragraph, if the Loan hereunder is guaranteed by a credit guarantee association, the Debtor shall obtain approval of the credit guarantee association in addition to the Bank’s approval.

Article 5. Review of the Terms and Conditions

If the Debtor could not comply with the any cases of following, the Bank may request the Debtor to consult with the Bank, and the Debtor shall upon request of the Bank consult with the Bank, to review the Base Interest Rate and the profit margin set forth hereunder, provided,

“Consolidated” means the consolidated base of UTI worldwide and of its whole subsidiaries to be consolidated.

For calculating 1.DCR and 2.DSCR, “Severance cost” to be deducted from cost, “Leasing obligation”, deducting capital lease relating warehouse in South Africa, is included in Debt, and additional interest cost relating South African warehouse leasing term extension to be deducted from “Fixed Charge.” “Measurement Period” means a period of 12 months ending on the last day of a financial quarter years of the Company, at the same timing, the Debtor shall provide the Bank with the written report showing calculation basis.

1.	Consolidated Total Debt Coverage Ratio being 3.25 or less.

The ratio of Consolidated Total Debt to Consolidated EBITDA is not, at the end of each Measurement Period greater than 3.25.

2.	Debt Service Ratio being 2.50 or more.

The ratio of Debt Service Ratio is not, at the end of each Measurement Period less than 2.50. The calculation of the above ratios shall be made in accordance with the provisions of NOTE PURCHASE AGREEMENT dated January 25, 2013, issued by UTI Worldwide as amended on June 5, 2013 as FIRST AMENDMENT AGREEMENT, on September 5, 2013 as SECOND AMENDMENT AGREEMENT.

3.	Pari-Passu ranking

The Debtor and UTI worldwide must ensure that its payment obligations under the Finance Document at all times rank at least pari pass with all its other present and future unsecured and unsubordinated payment obligations,except for obligations mandatorily preferred by law applying to companies generally.

4.	Negative pledge

The Debtor and UTI worldwide shall not, without the consent of the Bank, create or suffer to exist any Lien in favor of any creditor or class of creditors covering any present or future assets or revenues of the Debtor and UTI worldwide, provided, however, that the foregoing shall not apply to Liens upon properties or assets of the Debtor and UTI worldwide that are:

(i)	for taxes, assessments or government charges on assets of the Debtor if the same shall not at the same time be delinquent or thereafter can be paid without penalty; or

(ii)	imposed or created by Law

(iii)	exceptional items described in clauses 10.5 of NOTE PURCHASE AGREEMENT dated January 25, 2013, issued by UTI Worldwide as amended prior to the date hereof.

“UTI worldwide” means UTI worldwide and of its whole subsidiaries to be consolidated.

Article 6. Prepayment

1.	The Debtor shall prepay the debt hereunder with 15 business days prior written notice to the Bank.

2.	In the event that the Debtor prepays the debt hereunder with 15 business days prior written notice to the Bank, if the rate of return for reinvestment on the prepayment date would fall short of the Loan interest rate set forth in Article 1, subparagraph 7, the Debtor shall pay the Bank a settlement money calculated as prescribed by the Bank. In such case, the settlement money shall be the amount equal to the difference between the amount that would have been derived if the Bank had invested the amount of prepayment at the Loan interest rate and the amount that would have been derived if the Bank had invested the amount of prepayment at the rate of return for reinvestment during the period from (and including) the day next following the prepayment date to (and including) the last day of the interest period (the “remaining number of days”), calculated on the basis of a 365 day year for the actual number of days elapsed. Rate of return for reinvestment herein shall refer to the interest rate at which the Bank can invest the amount of prepayment in the short-term money markets, etc. during the remaining number of days.

3.	Even in the event that the Debtor is required to pay the debt hereunder because such debt becomes immediately due and payable by acceleration under the Agreement on Bank Transactions between the Debtor and the Bank, the Debtor shall pay the Bank a settlement money prescribed by calculation made in the same manner as in the preceding paragraph. However, in the event that such debt becomes immediately due and payable by acceleration in case where any of the Events of Default set forth in Article 5, paragraph 1 of the Agreement on Bank Transactions occurs, The settlement money may be calculated on an assumption that the payment was made on the day on which the calculation was made by the Bank.

Article 7. Cancellation, etc. of Loan on or Prior to Loan Date

1.	The Debtor hereby acknowledges that the Bank procures the interest rate in the short-term money markets, etc. two (2) business days prior to the first day of each interest period. The Debtor may neither cancel the Loan nor change the Terms of Loan after the execution of this Agreement, even on or prior to the Loan date (including the first day of the second or any subsequent interest period in case where the interest period is subdivided; hereinafter the same to apply).

2.	In the event that where the Debtor cancels the Loan or changes the Terms of Loan with the Bank’s approval due to unavoidable circumstances, if the rate of return for reinvestment would fall short of the Loan interest rate on the day on which the Loan is cancelled (including the day on which the Terms of Loan are changed), the Debtor shall pay the Bank a settlement money calculated as prescribed by the Bank upon the Bank’s request. In such case, a settlement money shall be calculated in accordance with Article 6, paragraph 2 by reference to the Terms of Loan.

3.	In the event that where any of the Events of Default prescribed in Article 5, paragraph 1 of the Agreement on Bank Transactions between the Debtor and the Bank occurs on or prior to the Loan date, the proposed Loan shall be cancelled even if there is no notification given by the Bank, and in the event that where any of the Events of Default prescribed in Article 5, paragraph 2 thereof occurs, the Loan shall be cancelled upon notification given by the Bank. In such case, the Debtor shall pay the Bank a settlement money calculated in the same manner as in the preceding paragraph if demanded to do so by the Bank.

Article 8. Change In Laws or Regulations

1.	In the event that the Bank considers it impossible to maintain the Loan hereunder after consultation between the Debtor and the Bank due to a change in laws or regulations or a change in their interpretation by the relevant authorities, the Debtor shall upon request of the Bank immediately pay the Bank all the debt hereunder as well as a settlement money calculated in the same manner as in Article 6, paragraph 2.

2.	In the event that reserves are required to be made or other conditions are imposed on the Bank and as a result thereof new expenses are borne by the Bank in relation to the Loan hereunder due to a change in laws or regulations or a change in their interpretation by the relevant authorities, the Debtor shall upon demand of the Bank reimburse and immediately pay such expenses.

Article 9. Notarial Deed

The Debtor and the Unconditional Guarantor shall take the necessary actions in order to cause a Notarial Deed to be prepared with authorization for enforcement by the Bank with respect to their obligations hereunder, immediately upon request of the Bank with a justifiable reason.

Article 10. Payment of Expenses

All expenses incurred hereunder including, without limitation, the guarantee fee payable to a credit guarantee association (including guarantee fee for delinquent damages) and other guarantee fees, stamp duties, registration expenses, charges for notary’s affixing a fixed date, expenses for the preparation of a notarial deed, expenses, if any, paid by the Bank for the Debtor and all the other expenses incurred in connection with the Loan hereunder, as well as the expenses incurred for the the exercise or preservation of the Bank’s rights hereunder against the Debtor, shall be borne by the Debtor.

Article 11. Authorized Withdrawal of Expenses, etc. from Deposit Account

1.	In the event that the Debtor is required to make any payment to the Bank hereunder including, without limitation, the payment of principal, interest, difference of interest amount to be additionally paid pursuant to Article 4 and the expenses set forth in the preceding Article, the Bank is hereby authorized to withdraw the amount of such payment from the Settlement Account.

2.	In the event that the Bank withdraws the amount to be paid to the Bank hereunder from the Settlement Account, the Debtor shall not issue a check or submit the ordinary deposit bankbook or a written request for withdrawal of the ordinary deposit, notwithstanding the provisions of the current account agreement or the ordinary deposit agreement.

Article 12. Assignment of Credits

1.	The Debtor hereby approves in advance that the Bank will assign all or part of its Loan receivable hereunder to other financial institution(s), etc. The Debtor acknowledges that the provisions of the Agreement on Bank Transactions between the Debtor and the Bank and those of this Agreement shall remain applicable to the Loan even after such assignment.

2.	The Debtor agrees that the Bank takes the procedures for the management and collection of the Loan receivables assigned by the Bank pursuant to the preceding paragraph as an agent of the assignee, so long as the Bank remains authorized by the assignee to so act.

3.	In the event that the Loan receivable hereunder is guaranteed by a credit guarantee association, the Bank shall obtain the approval of the relevant credit guarantee association prior to the assignment of Loan receivable pursuant to paragraph 1 above.

Article 13. Special Provisions Concerning Unconditional Guarantor

1.	The Unconditional Guarantor shall be jointly and severally liable with the Debtor for any and all debts owed by the Debtor hereunder. In performing its obligations in respect of such debts, the Unconditional Guarantor agrees that the provisions of this Agreement as well as the provisions of the Agreement on Bank Transactions between the Debtor and the Bank shall apply.

2.	The Unconditional Guarantor shall not set off any debts owed by the Debtor to the Bank against any of the Debtor’s deposits at the Bank or any other credits with the Bank.

3.	Even if the Bank changes or discharges a collateral or any other guarantee with the Bank’s convenience, the Unconditional Guarantor shall not claim to be released from its obligations.

4.	In the event that the Unconditional Guarantor performs its guarantee obligations, the Unconditional Guarantor shall not exercise any rights obtained from the Bank by subrogation without the prior approval of the Bank so long as the transactions between the Debtor and the Bank continue. At the request of the Bank, the Unconditional Guarantor shall assign such rights or priority to the Bank free of charge.

5.	In the event that the Unconditional Guarantor has provided a separate guarantee with respect to the obligations arising from the transactions between the Debtor and the Bank, such guarantee is not deemed to have been modified by this guarantee agreement. In addition, in the event that the Unconditional Guarantor has separately provided a guarantee with a maximum guarantee amount, the amount of the guarantee hereunder shall be added to such maximum amount.

6.	The provisions of the preceding paragraph shall apply in the event that the Unconditional Guarantor provides an additional guarantee in the future with respect to the transactions between the Debtor and the Bank.

Article 14. Jurisdiction

If any dispute arises with respect to this Agreement, the competent district courts of the places in which the head office of the Bank or the branch office of the Bank conducting this Agreement are located shall be the court of first instance.

END